Exhibit 99.1

THE MARCUS CORPORATION REPORTS SECOND QUARTER FISCAL 2016 RESULTS

Marcus® Hotels & Resorts achieves strong operating performance; Marcus Theatres® continues to outperform the industry

Milwaukee, Wis., July 28, 2016… The Marcus Corporation (NYSE: MCS) today reported results for the second quarter of fiscal 2016 ended June 30, 2016. In the previous year, the company changed its fiscal year end to the last Thursday in December and all second quarter and first half fiscal 2016 results are compared to comparable 13-week and 26-week periods ended June 25, 2015.

Second Quarter Fiscal 2016 Highlights

•	Total revenues for the second quarter of fiscal 2016 were $134,978,000, a 2.0% decrease from revenues of $137,778,000 for the comparable period in 2015.
•	Operating income was $18,261,000 for the second quarter of fiscal 2016, a 3.6% increase from operating income of $17,626,000 for the comparable prior period in 2015.
•	Net earnings attributable to The Marcus Corporation were $9,336,000 for the second quarter of fiscal 2016, a 3.5% increase from net earnings attributable to The Marcus Corporation of $9,017,000 for the comparable period in 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.34 for the second quarter of fiscal 2016, a 6.3% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.32 for the comparable prior period in 2015.

First Half Fiscal 2016 Highlights

•	Total revenues for the first half of fiscal 2016 were $260,422,000, a 1.5% increase from revenues of $256,485,000 for the comparable prior period in 2015.

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•	Operating income was $29,607,000 for the first half of fiscal 2016, a 17.3% increase from operating income of $25,235,000 for the comparable prior period in 2015.
•	Net earnings attributable to The Marcus Corporation were $14,788,000 for the first half of fiscal 2016, a 20.7% increase from net earnings attributable to The Marcus Corporation of $12,254,000 for the comparable period in 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.53 for the first half of fiscal 2016, a 20.5% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.44 for the comparable prior period in 2015.

“This was another quarter of strong operating results for Marcus Hotels & Resorts, while Marcus Theatres continued to outperform the industry despite a weaker film slate. Both divisions have contributed to our outstanding results for the first half of fiscal 2016,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. He noted that comparisons to last year’s second quarter were negatively impacted in the theatre division by an earlier Easter week and favorably impacted by an impairment charge last year in the hotel division.

Marcus Theatres®

“Marcus Theatres outperformed the change in national box office revenues during the second quarter by more than four percentage points, according to Rentrak, compared to the same corresponding weeks in the prior year. The majority of the decrease in the division’s second-quarter revenues and operating income was due to a weaker film slate in April and a difficult comparison against the comparable period last year, which included the busy Easter week,” said Marcus.

“The top-performing films for Marcus Theatres in the second quarter were Captain America: Civil War, Finding Dory, Jungle Book, X Men: Apocalypse and Batman v Superman: Dawn of Justice,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

“Our ability to continue to outperform the industry is a result of the significant investments we have made, and are continuing to make, in our theatres. We added five more all-DreamLoungerSM recliner seating locations in March and April 2016, and two more locations are currently under construction. We are also continuing to expand our successful food and beverage concepts, with several Zaffiro’s SM Express, Take FiveSM Lounge and Reel Sizzle® locations now under construction and scheduled to open in the coming weeks and months,” said Rodriguez.

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He said adding new theatres and expanding existing theatres is also a key element of the division’s growth strategy. “A new 10-screen theatre is under construction in Shakopee, Minn. and we plan to begin construction on our first stand-alone all in-theatre dining location in the fall. We are also adding two more screens to the 12-screen Marcus Palace Cinema in Sun Prairie, Wis., which opened just over a year ago and has been very popular with area movie-goers,” said Rodriguez.

He added that renovations at the Country Club Hills Cinema in Country Club Hills, Ill., which the division purchased in April 2016, are scheduled for completion in the fall. “This will be our sixth theatre in the greater Chicago area and we look forward to creating an exceptional movie-going experience for area residents,” said Rodriguez.

“Our third quarter is off to a very good start, with a solid July box office for films including The Legend of Tarzan, The Secret Life of Pets, Ghostbusters and Star Trek Beyond. Looking ahead, anticipated films opening through the end of the third quarter include Jason Bourne, Bad Moms, Suicide Squad, Ben-Hur, Storks and The Magnificent Seven,” said Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties increased 6.9% in the second quarter and was up 5.9% for the first half of 2016. The majority of the RevPAR increase was due to a higher average daily rate (ADR), with all eight of our majority company-owned hotels reporting ADR increases for the quarter,” said Marcus. He noted that total revenues for the division were impacted by last year’s sale of the Hotel Phillips in Kansas City, Mo.

“Operating income for Marcus Hotels & Resorts increased nearly three-fold in the second quarter as we continued to focus on managing costs and increasing profitability, while maintaining our high standards for customer service. After adjusting for an impairment charge in last year’s comparable period, our operating margin improved by over four percentage points during the quarter – another solid indicator of the progress we are making,” said Joseph Khairallah, chief operating officer of Marcus Hotels & Resorts.

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“In addition to the improvement in RevPAR and operating income, our properties also continue to outperform their competitive set in their markets. We believe this reflects our ongoing investments in our company-owned properties to maintain and enhance their value, as well as our successful track record as an experienced hotel management company,” said Khairallah.

“The Skirvin Hilton Hotel in Oklahoma City is currently undergoing a $4.3 million renovation that includes all 225 guest rooms and public spaces, including the lobby and popular Red Piano Lounge. The renovation will add fresh, elegant designs and décor, while carefully maintaining the historic details and beauty of the hotel,” added Khairallah.

Summary

“With a debt-to-capitalization ratio of 39% at the end of the second quarter and a new amended and extended five-year, $225 million credit facility completed in June, we are well positioned to continue to make investments in our existing assets, seek acquisitions and other new-build growth opportunities, as well as enhance shareholder value through dividends and share repurchases when timing and market conditions are appropriate,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, July 28, 2016 at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-530-379-4643 and entering the passcode 42268086. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

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A telephone replay of the conference call will be available through Thursday, August 4, 2016, by dialing 1-855-859-2056 and entering passcode 42268086. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 670 screens at 53 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. These totals do not include a 16-screen theatre currently closed for renovations. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in nine states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 30,	June 25,	June 30,	June 25,
	2016	2015	2016	2015

Revenues:
Theatre admissions	$44,010	$46,047	$90,924	$88,390
Rooms	29,323	29,448	49,375	50,134
Theatre concessions	28,503	29,813	58,384	56,647
Food and beverage	18,248	17,498	32,793	32,668
Other revenues	14,894	14,972	28,946	28,646
Total revenues	134,978	137,778	260,422	256,485

Costs and expenses:
Theatre operations	38,695	39,536	78,993	75,928
Rooms	10,500	11,129	19,801	20,909
Theatre concessions	7,569	8,281	15,305	15,352
Food and beverage	14,538	14,459	27,299	27,835
Advertising and marketing	5,505	5,789	10,493	11,158
Administrative	15,332	14,572	29,936	28,813
Depreciation and amortization	10,360	9,859	20,551	19,589
Rent	2,107	2,154	4,226	4,308
Property taxes	3,995	3,434	8,138	7,480
Other operating expenses	8,116	8,336	16,073	16,959
Impairment charge	-	2,603	-	2,919
Total costs and expenses	116,717	120,152	230,815	231,250

Operating income	18,261	17,626	29,607	25,235

Other income (expense):
Investment income	9	217	17	195
Interest expense	(2,457)	(2,467)	(4,866)	(4,894)
Loss on disposition of property, equipment and other assets	(604)	(495)	(717)	(747)
Equity earnings (losses) from unconsolidated joint ventures, net	130	(25)	109	(123)
	(2,922)	(2,770)	(5,457)	(5,569)

Earnings before income taxes	15,339	14,856	24,150	19,666
Income taxes	5,993	5,942	9,524	7,706
Net earnings	9,346	8,914	14,626	11,960
Net earnings (loss) attributable to noncontrolling interests	10	(103)	(162)	(294)
Net earnings attributable to The Marcus Corporation	$9,336	$9,017	$14,788	$12,254

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.34	$0.32	$0.53	$0.44

Weighted ave. shares outstanding - diluted	27,814	27,866	27,795	27,810

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2016	2015

Assets:

Cash, cash equivalents and restricted cash	$15,097	$24,691
Accounts and notes receivable	19,335	13,366
Deferred income taxes	2,547	2,807
Other current assets	6,846	7,041
Property and equipment, net	688,057	670,702
Other assets	84,148	88,901

Total Assets	$816,030	$807,508

Liabilities and Shareholders' Equity:

Accounts payable	$25,239	$28,737
Income taxes	4,348	3,490
Taxes other than income taxes	16,061	17,303
Other current liabilities	48,464	55,500
Current portion of capital lease obligation	5,361	5,181
Current maturities of long-term debt	36,404	18,292
Capital lease obligation	12,466	15,192
Long-term debt	202,888	207,376
Deferred income taxes	47,405	46,212
Deferred compensation and other	45,603	44,527
Equity	371,791	365,698

Total Liabilities and Shareholders' Equity	$816,030	$807,508

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/Resorts	Corporate Items	Total

13 Weeks Ended June 30, 2016
Revenues	$76,439	$58,435	$104	$134,978
Operating income (loss)	15,630	7,011	(4,380)	18,261
Depreciation and amortization	6,089	4,183	88	10,360

13 Weeks Ended June 25, 2015
Revenues	$79,797	$57,809	$172	$137,778
Operating income (loss)	17,397	2,430	(2,201)	17,626
Depreciation and amortization	5,288	4,480	91	9,859

26 Weeks Ended June 30, 2016
Revenues	$156,916	$103,267	$239	$260,422
Operating income (loss)	33,435	4,459	(8,287)	29,607
Depreciation and amortization	11,947	8,424	180	20,551

26 Weeks Ended June 25, 2015
Revenues	$152,439	$103,767	$279	$256,485
Operating income (loss)	32,526	(1,116)	(6,175)	25,235
Depreciation and amortization	10,576	8,832	181	19,589

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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